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                                                                   Exhibit 10(z)
[ Raychem letterhead ]


August 16, 1996


Mr. Isaac Stein
President
Waverley Associates, Inc.
525 University Avenue
Suite 700
Palo Alto, CA  94301-1900

Dear Isaac:

The purpose of this letter is to confirm the June 30, 1996, amendment to your consulting arrangement with Raychem as set forth in the August 12, 1994, Agreement between you and Raychem.

Effective as of June 30, 1996, you will remain available as a consultant to Raychem on various matters at a per diem rate of $3,000 per day plus reasonable expenses. Your services may be requested by the Chief Executive Officer/Chairman of the Board of Directors from time to time as may be mutually agreeable. You will no longer receive a monthly retainer of $30,000 and Waverley Associates will no longer receive the $5,000 per month expense contribution. You and Waverley will continue to receive a customary indemnity from Raychem for the consulting services covering liabilities, including costs of defense.

Please sign and return the enclosed copy of this Agreement to confirm this arrangement.

Very truly yours,


/s/ Dick
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Richard A. Kashnow



ACKNOWLEDGED AND ACCEPTED BY:


     /s/  Isaac Stein                                 8/16/96
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          Isaac Stein                                   Date